Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203
NEWS RELEASE
www.twec.com

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

Reports Comp Sales of +0.3% for the Quarter

Albany, NY, May 22, 2014 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended May 3, 2014. For the first quarter of 2014, the Company reported a net loss of $0.4 million, or $0.01 per diluted share, compared to net income of $1.6 million, or $0.05 per diluted share, for the same period last year.

Comparable store sales for the quarter increased 0.3% compared to the same quarter last year. Total sales for the quarter decreased 7.2% to $87.2 million compared to $93.9 million for the same period last year. The Company ended the quarter with 333 stores in operation as compared to 353 stores last year, a 5.7% decline and total square footage in operation declined 8.3%. During the quarter the Company opened or relocated 5 stores and closed 11 stores.

Gross profit for the quarter was $32.8 million, or 37.6% of sales, as compared to $35.8 million, or 38.1%, of sales for the same period last year. The decrease in gross profit as a percentage of sales was due to increased promotional activity.

Selling, general and administrative (“SG&A”) expenses decreased 3.0% for the quarter to $31.9 million compared to $32.8 million in the comparable period last year. The reduction in SG&A expenses was due to fewer stores in operation. As a percentage of sales, SG&A expenses were 36.5% in the quarter as compared to 34.9% for the same period last year.

Cash on hand at the end of the quarter was $90.1 million, compared to $111.3 million at the end of the first quarter last year. Inventory was $140.1 million at the end of the quarter, versus $153.5 million at the end of the first quarter last year, a decline of 8.7%.

During the first quarter, the Company repurchased approximately 212,000 shares of common stock at an average price of $3.84 per share, for an aggregate purchase price of approximately $0.8 million. The Company has approximately $18.6 million available for purchase under its repurchase program. In addition, the Company paid a special cash dividend of $0.50 per common share. The total special dividend payout was approximately $16 million.

Trans World will host a teleconference call today, Thursday, May 22, 2014, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Fiscal Quarter Ended
	May 3,	% to	May 4,	% to
	2014	Sales	2013	Sales

Net sales	$87,216		$93,934

Cost of sales	54,439	62.4%	58,145	61.9%
Gross profit	32,777	37.6%	35,789	38.1%

Selling, general and administrative expenses	31,851	36.5%	32,835	34.9%

Depreciation and amortization	782	0.9%	824	0.9%
Income from operations	144	0.2%	2,130	2.3%

Interest expense, net	483	0.6%	484	0.5%

Income (Loss) before income taxes	(339)	-0.4%	1,646	1.8%
Income tax expense	47	0.1%	48	0.1%

Net Income (Loss)	$(386)	-0.5%	$1,598	1.7%

Basic Income (Loss) per common share:

Basic Income (Loss) per share	$(0.01)		$0.05

Weighted average number of common shares outstanding - basic	32,089		32,286

Diluted Income (Loss) per common share:

Diluted Income (Loss) per share	$(0.01)		$0.05

Weighted average number of common shares outstanding - diluted	32,089		32,571

SELECTED BALANCE SHEET CAPTIONS:

(in thousands, except store data)

	May 3,	May 4,
	2014	2013

Cash and cash equivalents	$90,088	$111,276
Merchandise inventory	140,138	153,519
Fixed assets, net	14,944	8,961
Accounts payable	46,999	51,608
Borrowings under line of credit	—	—

Stores in operation	333	353
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